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                                                                       Exhibit 2

April 1, 1999

Martin D. Kidder
V.P. and Controller
World Access, Inc.,
945 East Paces Ferry Road
Suite 2200
Atlanta, GA 30326

Dear Mr. Kidder:

We are in agreement with the comments under Part III of this Form 12b-25 with respect to the reasons why we are unable to furnish our report on the financial statements of World Access, Inc. as of December 31, 1997 and for each of the years ended December 31, 1997 and 1996 on or before the date the Form 10-K of World Access, Inc. for the year ended December 31, 1998 was required to be filed.

Yours very truly,

PricewaterhouseCoopers LLP